Exhibit 99.1

Zedge Acquires Emojipedia, the Leading Authority on Emojis

Acquisition extends Zedge’s reach to the billions of emoji users worldwide and increases its monthly active user base by 8 million

New York, NY – August 3, 2021: Zedge, Inc. (NYSE AMERICAN: ZDGE), a leading global developer of mobile phone personalization and entertainment apps, today announced that it has acquired Emojipedia, the world’s leading authority dedicated to providing up to date and well-researched emoji definitions, information, and news as well as World Emoji Day and the annual World Emoji Awards, and Emojitracker, which provides real time visualization of all emoji symbols used on Twitter.

Emojipedia receives more than 50 million monthly page views and has more than 8 million monthly active users of which approximately 50% are located in well-developed markets. It is the top resource for all things emoji, offering insights into data and cultural trends. As a voting member of the Unicode Consortium, the standards body responsible for approving new emojis, Emojipedia works alongside major emoji creators including Apple, Google, Facebook and Twitter.

“We are excited about the combination of these two leading world-class brands, catering to consumers who are looking for quality content to express their tastes, desires and aspirations,” said Jonathan Reich, CEO of Zedge. “With billions of people using emojis daily to personalize their texts, emails, and social feeds, Emojipedia will diversify our portfolio while making Zedge even more attractive to its rapidly growing global user base. As we look to the future, we see a host of outstanding opportunities to further advance Emojipedia’s standing in the marketplace while also expanding upon Zedge’s value proposition to its users.”

“We’re thrilled to be joining the Zedge family and we can’t wait to take Emojipedia to the next level,” said Jeremy Burge, Emojipedia’s Founder and Chief Emoji Officer. “Since launching in 2013, we’ve worked tirelessly to become the most trustworthy provider of emoji information worldwide. This space is now more creative and customizable than ever, as people make use of emojis, stickers and avatars in their day-to-day communications. Zedge has an excellent track record of helping people express their identity, which makes this a perfect opportunity to work together and expand our vision.”

Financial terms of the transaction have not been disclosed, but the transaction is immediately accretive to fiscal 2022 earnings.

About Zedge

Zedge is a leading app developer focusing on mobile phone personalization and entertainment. With more than 500 million organic installs and, as of April 30, 2021, nearly 35 million monthly active users. “Zedge Wallpapers and Ringtones” is all about personal identity. We’re the hub for self-expression used by millions for mobile phone personalization, social content, and fandom art. Our app enables consumers to showcase who they are, what they like, and amplify their persona. Zedge Premium, our marketplace, enables content creators, ranging the gamut from A-list celebrities to emerging artists, to display their talent and sell their content to our users. “Shortz – Chat Stories by Zedge” offers serialized, short-form fiction stories delivered as text-messaging conversations and mini-podcasts. Our apps run on our flexible and proven state-of-the-art digital publishing platform. For more information, visit https://www.zedge.net.

About Emojipedia

Founded by Jeremy Burge in 2013, Emojipedia is the world’s leading emoji resource and foremost authority on emoji use. Emojipedia serves over 50 million pages of emoji information each month, providing up-to-date emoji definitions, data on emoji trends, and the latest news on emoji additions and approvals. For more information, visit https://www.emojipedia.org

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel

Managing Director

Hayden IR

(346) 396-8696

ir@zedge.net